                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

         Filed by the Registrant [x]

         Filed by a Party other than the Registrant [ ]

         Check the appropriate box:


         [ ]  Preliminary Proxy Statement


         [ ]  Confidential, for Use of the Commission
              Only (as permitted by Rule 14a-6(e)(2))


         [X]  Definitive Proxy Statement


         [ ]  Definitive Additional Materials

         [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         The Charles Schwab Corporation
    ---------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ---------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         [x]  No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

  ---------------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:

  ---------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee was calculated and state how it was determined):

  ---------------------------------------------------------------------------


         (4)  Proposed maximum aggregate value of transaction:

  ---------------------------------------------------------------------------

         (5)  Total fee paid:

  ---------------------------------------------------------------------------

         [ ]     Fee paid previously with preliminary materials.

  ---------------------------------------------------------------------------

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)     Amount Previously Paid:

  ---------------------------------------------------------------------------

         (2)  Form, Schedule or Registration Statement No.:

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         (3)  Filing Party:


  ---------------------------------------------------------------------------

         (4)  Date Filed:

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
================================================================================










                                 WE ARE BUILDING

                                A BROKERAGE FIRM

                                  LIKE NO OTHER








             THE CHARLES SCHWAB CORPORATION                 1999 PROXY STATEMENT


================================================================================

LETTER TO STOCKHOLDERS


[Photo of Charles R. Schwab
and David S. Pottruck]



                                                                  MARCH 31, 1999






DEAR FELLOW STOCKHOLDERS:


We cordially invite you to attend our 1999 Annual Meeting of Stockholders. The meeting will be held on Monday, May 17, 1999 at 2:00 p.m. at the Yerba Buena Center for the Arts Theater, 700 Howard Street, San Francisco, California.

At the meeting, we will:

      -     elect four directors,

      - vote on a proposal to increase the number of authorized shares of common stock, and

      - vote on a proposal to increase the annual, automatic stock option grant to non-employee directors.

We will also report on our performance in 1998 and answer your questions. Our products and services exhibit will be open before and after the meeting.

We are pleased that our Board recently elected Mark Pulido, President and Chief Executive Officer of McKesson HBOC, Inc., and Arun Sarin, President and Chief Operating Officer of AirTouch Communications, Inc., as members of the Board. We are also pleased that Dr. Condoleezza Rice, Provost of Stanford University and a distinguished professor of political science, will join our Board in July 1999.

Each year, we try to make it easier for stockholders to vote. This year, all stockholders may vote on the Internet. Simply follow the instructions on your proxy card. We encourage you to vote on the Internet. It is the least expensive way for us to process your vote.


Next year, we plan to make our proxy statement and annual report widely available over the Internet. If you vote on the Internet, you will have the option at that time to enroll in Internet delivery. We encourage you to enroll in Internet delivery. It is the least expensive way for us to send you proxy materials.


We look forward to seeing you at the meeting.

Sincerely,



/s/ Charles R. Schwab           /s/ David S. Pottruck




CHARLES R. SCHWAB               DAVID S. POTTRUCK
CHAIRMAN OF THE BOARD AND       PRESIDENT AND
CO-CHIEF EXECUTIVE OFFICER      CO-CHIEF EXECUTIVE OFFICER




[side bar]
EACH YEAR, WE TRY TO
MAKE IT EASIER FOR
STOCKHOLDERS TO VOTE.
THIS YEAR, ALL STOCK-
HOLDERS MAY VOTE ON
THE INTERNET.

TABLE OF CONTENTS



NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS..........................      3

PROXY STATEMENT........................................................      4

     Questions and Answers.............................................      5

     Proposals To Be Voted On..........................................     10

     The Board of Directors............................................     13

     Board and Committee Meetings......................................     18

     Compensation Committee Interlocks and Insider Participation.......     19

     Director Compensation.............................................     20

     Principal Stockholders............................................     22

     Performance Graph.................................................     25

     Summary Compensation Table........................................     26

     Option Grants.....................................................     29

     Options Exercised.................................................     31

     Compensation Committee Report.....................................     33

     Other Information.................................................     41

        Certain Transactions...........................................     41

        Section 16(a) Beneficial Ownership Reporting Compliance........     41

        Independent Certified Public Accountants.......................     41

        Stockholder Proposals..........................................     42

        Costs of Proxy Solicitation....................................     42

        Incorporation by Reference.....................................     42

TICKETS TO THE ANNUAL MEETING..........................................     43

APPENDIX A - - EMPLOYMENT AND SEVERANCE AGREEMENTS.....................     44

APPENDIX B - - DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN............     48

NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS




The 1999 Annual Meeting of Stockholders of The Charles Schwab Corporation will be held on Monday, May 17, 1999 at 2:00 p.m. at the Yerba Buena Center for the Arts Theater, 700 Howard Street, San Francisco, California to conduct the following items of business:

      1.    Elect four directors for three-year terms,

      2. Amend the Certificate of Incorporation to increase the number of authorized shares of common stock,

      3. Amend the 1992 Stock Incentive Plan to increase the annual, automatic stock option grant to non-employee directors, and

      4.    Transact other business properly coming before the meeting.

Stockholders who owned shares of our stock at the close of business on March 18, 1999 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available at our principal executive offices at 120 Kearny Street, San Francisco, California 94104, prior to the meeting.


By Order of the Board of Directors,


/s/ Carrie E. Dwyer




CARRIE E. DWYER
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY



[side bar]
THE 1999 ANNUAL
MEETING OF
STOCKHOLDERS WILL BE
HELD ON MONDAY,
MAY 17, 1999 AT
2:00 P.M. AT THE
VERBA BUENA CENTER
FOR THE ARTS THEATRE
IN SAN FRANCISCO,
CALIFORNIA.

PROXY STATEMENT



As a stockholder of The Charles Schwab Corporation, you have a right to vote on certain matters affecting the company. This proxy statement discusses the proposals you are voting on this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to The Charles Schwab Corporation as the "Company." We also refer to this proxy statement, the proxy card and our 1998 annual report as the "proxy materials."

The Board of Directors is sending proxy materials to you and all other stockholders on or about March 31, 1999. The Board is asking you to vote your shares by completing and returning the proxy card.

Unless we state otherwise, all information in this proxy statement concerning Company common stock reflects the three-for-two stock split that occurred on December 11, 1998.


This proxy statement includes summary information on the Company's financial performance. This information is historical and is not predictive of future results.



[side bar]
STOCKHOLDERS OWNING
COMPANY SHARES AT THE
CLOSE OF BUSINESS ON
MARCH 18, 1999 ARE
ENTITLED TO ATTEND AND
VOTE AT THE MEETING.

QUESTIONS AND ANSWERS



Q: WHO CAN VOTE AT THE ANNUAL MEETING?



A: Stockholders who owned Company common stock on March 18, 1999 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 406,353,252 shares of Company common stock outstanding on March 18, 1999.



Q: WHY AM I RECEIVING THIS PROXY STATEMENT?


A: This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.


Q: WHAT IS THE PROXY CARD?


A: The proxy card enables you to appoint Charles R. Schwab and David S. Pottruck as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Schwab and Mr. Pottruck to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Schwab and Mr. Pottruck will vote your shares, under your proxy, according to their best judgment.


Q: WHAT AM I VOTING ON?


A: We are asking you to vote on:

   -  the election of four directors,

   - an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, and

   - an amendment to the 1992 Stock Incentive Plan to increase the annual, automatic stock option grant to non-employee directors.

The section appearing later entitled "Proposals To Be Voted On" gives you more information on the nominees for election to our Board and the proposed amendments to the Certificate of Incorporation and the 1992 Stock Incentive Plan.


Q: HOW DO I VOTE?


A: YOU MAY VOTE BY MAIL.

You do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

   -  for the four named nominees for directors,

   -  for the proposed amendment to the Certificate of Incorporation to

[side bar]

WHO CAN VOTE AT THE
ANNUAL MEETING?

WHY AM I RECEIVING THIS PROXY STATEMENT?

WHAT IS THE PROXY CARD?

WHAT AM I VOTING ON?

HOW DO I VOTE?

QUESTIONS AND ANSWERS


      increase the number of authorized shares of common stock, and

   - for the proposed amendment to the 1992 Stock Incentive Plan to increase the annual, automatic stock option grant to non-employee directors.

YOU MAY VOTE BY TELEPHONE.

You do this by following the "Vote by Telephone" instructions that came with your proxy statement. If you vote by telephone, you do not have to mail in your proxy card.

YOU MAY VOTE ON THE INTERNET.

You do this by following the "Vote by Internet" instructions that came with your proxy statement. If you vote on the Internet, you do not have to mail in your proxy card.

YOU MAY VOTE IN PERSON AT THE MEETING.

We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means you hold them in an account at a brokerage firm.


Q: HOW DO I VOTE MY DIVIDEND REINVESTMENT PLAN SHARES?



A: If you participate in the Dividend Reinvestment and Stock Purchase Plan managed by our transfer agent, Norwest Bank Minnesota, N.A., the proxy card you receive from Norwest will include your shares held under that plan.


If you participate in our Dividend Reinvestment and Stock Purchase Plan through the Company's brokerage firm, Charles Schwab & Co., Inc., the proxy card you receive from that firm will include Company shares held in your brokerage account and under that plan.

We encourage you to examine your proxy card closely to make sure you are voting all of your Company shares.


Q: HOW DO I VOTE MY RETIREMENT PLAN SHARES?


A: The proxy card you receive from our transfer agent will include your shares held under The SchwabPlan Retirement Savings and Investment Plan (formerly The Charles Schwab Profit Sharing and Employee Stock Ownership Plan). By completing and returning your proxy card, you provide voting instructions:

- to the transfer agent for shares you hold in your individual name at Norwest Bank Minnesota, N.A., and

-  to the plan's purchasing agent for shares you hold through the plan.

If you hold Company shares in an account with Charles Schwab & Co., Inc., you will receive a separate proxy card from that brokerage firm specifically for voting the shares in that account.


[side bar]

HOW DO I VOTE MY
DIVIDEND REINVESTMENT
PLAN SHARES?

HOW DO I VOTE MY
RETIREMENT PLAN SHARES?

QUESTIONS AND ANSWERS



Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?


A: It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, we recommend you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address. By doing so, you should receive better customer service.


Q: WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?


A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

-  signing another proxy with a later date,

- voting by telephone or on the Internet (your latest telephone or Internet vote is counted), or

-  voting at the meeting.


Q: WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY CARD?


A: If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.


Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on some "routine" matters. The New York Stock Exchange has determined that all three of our proposals described later under "Proposals To Be Voted On" are routine matters.


If you do not give a proxy to vote your shares, your brokerage firm may either:

-  vote your shares on routine matters, or

-  leave your shares unvoted.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its customers' unvoted shares on routine matters. But, because our brokerage firm is voting on Company proposals, it must follow a stricter set of New York Stock Exchange rules. Specifically, our brokerage firm can vote unvoted Company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers' unvoted shares on non-routine matters. These shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matters.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.


[side bar]

WHAT DOES IT MEAN IF I
RECEIVE MORE THAN ONE
PROXY CARD?

WHAT IF I CHANGE MY
MIND AFTER I RETURN
MY PROXY?

WILL MY SHARES BE VOTED
IF I DO NOT RETURN MY
PROXY CARD?

QUESTIONS AND ANSWERS


You may have granted to your stockbroker discretionary voting authority over your account.

Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

A purchasing agent under a retirement plan may be able to vote a participant's unvoted shares. If you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the plan's purchasing agent, under certain circumstances, can vote your shares.

The purchasing agent can vote shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants vote their shares.

Similarly, the purchasing agent will vote shares under the Employee Stock Ownership Plan ("ESOP") component of the overall plan that have not yet been allocated to the ESOP accounts of individual participants. However, the purchasing agent can only vote these shares in the same proportion as all other participants in the overall plan vote their shares (unless the purchasing agent receives specific instructions from a plan fiduciary that has the power to direct the purchasing agent).



Q: HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?


A: To hold the meeting and conduct business, a majority of the Company's outstanding shares as of March 18, 1999 must be present at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

-  is present and votes in person at the meeting, or

-  has properly submitted a proxy card.



Q: HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED AS DIRECTORS?


A: We use the phrase "yes vote" to mean a vote for a proposal.

The four nominees receiving the highest number of yes votes will be elected as directors. This number is called a plurality.



Q: WHAT HAPPENS IF A NOMINEE IS UNABLE TO STAND FOR ELECTION?


A: The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Charles
R. Schwab and David S. Pottruck can vote your shares for a substitute nominee. They cannot vote for more than four nominees.


[side bar]

HOW MANY SHARES MUST
BE PRESENT TO HOLD THE
MEETING?

HOW MANY VOTES MUST
THE NOMINEES HAVE TO
BE ELECTED AS DIRECTORS?

WHAT HAPPENS IF A
NOMINEE IS UNABLE TO
STAND FOR ELECTION?

QUESTIONS AND ANSWERS



Q: HOW MANY VOTES MUST THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION HAVE TO PASS?


A: To pass, the amendment must receive a yes vote of a majority of the Company's shares outstanding as of March 18, 1999.



Q: HOW MANY VOTES MUST THE AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN HAVE TO PASS?


A: To pass, the amendment must receive a yes vote of a majority of the shares present at the meeting in person or by proxy.



Q: HOW ARE VOTES COUNTED?


A: You may vote either "for" or "against" each nominee. You may vote "for," "against" or "abstain" on the proposals to amend the Certificate of Incorporation and the 1992 Stock Incentive Plan.

If you abstain from voting on either amendment, it has the same effect as a vote against.

If you give your proxy without voting instructions, your shares will be counted as a yes vote for each nominee and for each amendment.

Voting results are tabulated and certified by our transfer agent, Norwest Bank Minnesota, N.A.


Q: IS MY VOTE KEPT CONFIDENTIAL?



A: Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.



Q: WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?



A: We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 1999. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (415) 627-8786 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov.



[side bar]
HOW MANY VOTES
MUST THE AMENDMENT
TO THE CERTIFICATE OF
INCORPORATION HAVE
TO PASS?

HOW MANY VOTES MUST
THE AMENDMENT TO THE
1992 STOCK INCENTIVE
PLAN HAVE TO PASS?

HOW ARE VOTES COUNTED?

IS MY VOTE KEPT
CONFIDENTIAL?

WHERE DO I FIND THE
VOTING RESULTS OF
THE MEETING?

PROPOSALS TO BE VOTED ON



1. ELECTION OF DIRECTORS


Nominees for directors this year are Frank C. Herringer, Stephen T. McLin, Charles R. Schwab, and Roger O. Walther.

The Board recommends a vote for these nominees.

Each nominee is presently a director of the Company and has consented to serve a new three-year term.


2. AMENDMENT TO THE CERTIFICATE OF INCORPORATION


We are asking stockholders to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 2 billion. As of December 31, 1998, 452 million of the 500 million authorized shares had been used or reserved for use as follows:

-  402 million issued and outstanding shares;

-  33 million shares under stock options that have been granted; and

-  17 million shares reserved for future grants under incentive plans.

Accordingly, the Company is now limited to issuing 48 million shares of common stock under the current authorized number of shares.

Increasing the number of authorized shares of common stock will give the Company greater flexibility for:

-  stock splits and stock dividends,

-  grants under employee benefit and employee stock incentive plans,

-  financings, corporate mergers and acquisitions of property,

- issuance of shares under the Company's Dividend Reinvestment and Stock Purchase Plan, and

-  other general corporate purposes.

Having this additional authorized capital stock available for future use will allow the Company to issue additional shares of common stock without the expense and delay of a special meeting of stockholders.

The additional authorized shares will:

-  be part of the existing class of common stock,

- not affect the terms of the common stock or the rights of the holders of common stock, and

- have the same rights and privileges as the shares of common stock presently outstanding.

Stockholders' current ownership of common stock will not give them automatic rights to purchase any of the additional authorized shares.

Any future issuance of additional authorized shares of common stock may, among other things, have a dilutive effect on earnings per share of common stock and on the equity and voting rights of those holding common stock at the time the additional authorized shares are issued.


Although not a factor in the Board's decision to propose the amendment to the Certificate of Incorporation, one of



[side bar]

ELECTION OF DIRECTORS

-  FRANK C. HERRINGER

-  STEPHEN T. MCLIN

-  CHARLES R. SCHWAB

-  ROGER O. WALTHER

AMENDMENT TO THE
CERITIFCATE OF
INCORPORATION

PROPOSALS TO BE VOTED ON




the effects of the amendment may be to enable the Board to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and as a result protect the continuity of present management.


The Company is not presently negotiating with anyone concerning the issuance or use of any of the additional authorized shares of common stock, and the Company has no present arrangements, understandings or plans concerning the issuance or use of the additional authorized shares.

The Board recommends a vote for the amendment to the Company's Certificate of Incorporation.


3. AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN


We are asking you to approve an amendment to the 1992 Stock Incentive Plan to increase by 1,000 the number of shares covered by stock option grants to non-employee directors under the annual, automatic option grant.

Each year, our non-employee directors receive an automatic grant of options to purchase Company common stock.

Currently, each non-employee director receives options on:

-  1,500 shares if the option exercise price is $35 or more, or

-  2,500 shares if the option exercise price is less than $35.

The amendment to the plan would increase the grant to options on:

-  2,500 shares if the option exercise price is $35 or more, or

-  3,500 shares if the option exercise price is less than $35.

STOCKHOLDER APPROVAL IS NOT REQUIRED BY THE PLAN OR LAW. HOWEVER, THE BOARD WOULD LIKE TO GIVE STOCKHOLDERS THE OPPORTUNITY TO VOTE ON THE AMENDMENT. THE AMENDMENT WILL BECOME EFFECTIVE ONLY IF IT IS APPROVED BY THE STOCKHOLDERS.

The Company compensates its directors with both cash and stock option grants and believes that the stock option grants help to align directors' and stockholders' interests.

The Board recently reviewed non-employee directors' compensation, which included a comparison to peer group companies. The disinterested directors approved an increase in the non-employee directors' fees beginning in 1999. They also recommended an increase in the annual, automatic stock option grant to our non-employee directors. The Company believes that this increase in the size of the option grant will better align our non-employee directors' compensation with stockholders' interests and peer group compensation.

The Board had last reviewed the directors' compensation program in 1995.

Our non-employee directors have an interest in this amendment.


[side bar]

AMENDMENT TO THE 1992
STOCK INCENTIVE PLAN

PROPOSALS TO BE VOTED ON



The Board recommends a vote for the amendment to the 1992 Stock Incentive Plan.

If you would like more information about the 1992 Stock Incentive Plan, a summary of its terms is included as Appendix B to this proxy statement.



OTHER BUSINESS



THE BOARD KNOWS OF NO OTHER BUSINESS TO BE CONSIDERED AT THE MEETING. HOWEVER,
IF:



- OTHER MATTERS ARE PROPERLY PRESENTED AT THE MEETING, OR FOR ANY ADJOURNMENT OR POSTPONEMENT OF THE MEETING, AND



-  YOU HAVE COMPLETED AND RETURNED YOUR PROXY CARD,



THEN CHARLES R. SCHWAB AND DAVID S. POTTRUCK WILL, WITH YOUR PROXY, VOTE YOUR SHARES ON THOSE MATTERS ACCORDING TO THEIR BEST JUDGMENT.




[side bar]

OTHER BUSINESS

THE BOARD OF DIRECTORS




NANCY H. BECHTLE
DIRECTOR SINCE 1992


Ms. Bechtle, age 61, has been a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, since 1979. She has been the President and Chief Executive Officer of the San Francisco Symphony since 1987, and has served as a member of the San Francisco Symphony Board of Governors since 1984. Ms. Bechtle also has served as Chairman and Chief Executive Officer of Sugar Bowl Ski Resort, and as a director of Sugar Bowl Corporation, since February 1998. Ms. Bechtle's term expires in the year 2000.



C. PRESTON BUTCHER
DIRECTOR SINCE 1988



Mr. Butcher, age 60, is Chairman and Chief Executive Officer of the newly formed Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. Mr. Butcher's term expires in the year 2000.




DONALD G. FISHER
DIRECTOR SINCE 1988


Mr. Fisher, age 70, is the Chairman of the Board of The Gap, Inc., a nationwide specialty retail clothing chain. He was also Chief Executive Officer of The Gap, Inc. and a director from 1969 to November 1995. Mr. Fisher is currently a director of AirTouch Communications, Inc., a wireless telecommunications services company, and Cornerstone Properties, Inc., a real estate development company. Mr. Fisher's term expires in the year 2001.



ANTHONY M. FRANK
DIRECTOR SINCE 1993


Mr. Frank, age 67, has been the Chairman of Belvedere Capital Partners, a general partner of an investment fund specializing in financial institutions, since 1993. From 1988 until 1992, Mr. Frank served as Postmaster General of the United States. From April 1993 until November 1993, Mr. Frank was Chairman of the Board of Independent Bancorp of Arizona, Inc., a registered bank holding company. Mr. Frank is a director of Temple-Inland, Inc., a maker of containers and cardboard and building products and a provider of financial services; General American Investors, a closed-end investment company; and Bedford Properties Investors, Irvine Apartment Communities and Crescent Real Estate Equities, all real estate investment trusts. Mr. Frank served as a director of the Company from April 1987 until February 1988 and from March 1992 until April 1993. He rejoined the Board in December 1993. Mr. Frank's term expires in the year 2001.


[side bar]

BIOGRAPHIES

-  NANCY H. BECHTLE

-  C. PRESTON BUTCHER

-  DONALD G. FISHER

-  ANTHONY M. FRANK

THE BOARD OF DIRECTORS



FRANK C. HERRINGER
DIRECTOR SINCE 1996


Mr. Herringer, age 56, is Chairman of the Board, Chief Executive Officer and President of Transamerica Corporation, a life insurance and financial services company. At Transamerica, he has been Chairman since 1996, Chief Executive Officer since 1991 and President since 1986. Mr. Herringer is also a director of Unocal Corporation, an oil company. Mr. Herringer is a nominee for election this year.



STEPHEN T. MCLIN
DIRECTOR SINCE 1988


Mr. McLin, age 52, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice for the financial services industry, since 1998. From 1987 until 1998, he was the President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm. Mr. McLin is a director of Bay View Capital Corporation, which conducts a savings bank business and offers commercial and consumer financing. Mr. McLin is a nominee for election this year.



DAVID S. POTTRUCK
DIRECTOR SINCE 1994


Mr. Pottruck, age 50, is the President and Co-Chief Executive Officer of the Company. He became the President in 1992, and the Co-Chief Executive Officer in January 1998. He was also the Company's Chief Operating Officer from 1994 until September 1998. He became the Chief Executive Officer of Charles Schwab & Co., Inc. in 1992. Mr. Pottruck is currently a director of McKesson HBOC, Inc., the world's largest healthcare services company; Intel Corporation, a maker of microcomputer components and related products; and Preview Travel, Inc., an online travel services provider. In 1998, he was named to the Federal Advisory Commission on Electronic Commerce. Mr. Pottruck's term expires in the year 2000.


[side bar]

BIOGRAPHIES

-  FRANK C. HERRINGER

-  STEPHEN T. McLIN

-  DAVID S. POTTRUCK

THE BOARD OF DIRECTORS



MARK A. PULIDO
DIRECTOR SINCE DECEMBER 1998


Mr. Pulido, age 46, is President and Chief Executive Officer of McKesson HBOC, Inc., which was formed from the merger of McKesson Corporation and HBO & Company in January 1999. He served as Chief Executive Officer of McKesson Corporation from April 1997 until the merger; President from April 1996 until the merger; and Chief Operating Officer from April 1996 to April 1997. Between 1992 and 1994, Mr. Pulido held the positions of Chairman, President and Chief Executive Officer of Red Line Healthcare Corporation, an affiliate of Sandoz International Ltd., the nation's largest provider of medical supplies and reimbursement services to the long-term care industry. In 1994, he became Chief Operating Officer of Sandoz Pharmaceuticals Corporation, and in 1996, he became Chief Executive Officer. Mr. Pulido's term expires in the year 2001.


ARUN SARIN
DIRECTOR SINCE DECEMBER 1998


Mr. Sarin, age 44, is President and Chief Operating Officer of AirTouch Communications, Inc. Prior to his appointment to these positions in 1997, Mr. Sarin was President and Chief Executive Officer of AirTouch International. Mr. Sarin joined AirTouch (formerly Pacific Telesis Group) in 1984 and held a variety of positions, including Vice President and General Manager, Vice President - Chief Financial Officer and Controller, and Vice President of Corporate Strategy. Mr. Sarin is a member of the board of directors of AirTouch Communications; PrimeCo Personal Communications, L.P., a wireless telecommunications services company; and Cisco Systems, Inc., a computer networking company. Mr. Sarin's term expires in the year 2001.



CHARLES R. SCHWAB
DIRECTOR SINCE 1986


Mr. Schwab, age 61, was a founder of Charles Schwab & Co., Inc. in 1971, and has been its Chairman since 1978. He has been Chairman and a director of the Company since its incorporation in 1986. He also served as the Chief Executive Officer from 1986 until January 1998, when he and David S. Pottruck became Co-Chief Executive Officers. Mr. Schwab is a director of The Gap, Inc., Transamerica Corporation, AirTouch Communications, Inc. and Siebel Systems, Inc., a company that provides support for software systems, and a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust and Schwab Annuity Portfolios, all registered investment companies. Mr. Schwab is a nominee for election this year.



[side bar]

BIOGRAPHIES

- MARK A. PULIDO

- ARUN SARIN

- CHARLES R. SCHWAB

THE BOARD OF DIRECTORS



GEORGE P. SHULTZ
DIRECTOR SINCE 1997


Dr. Shultz, age 78, is Professor Emeritus of International Economics at the Graduate School of Business at Stanford University, and a Distinguished Fellow at the Hoover Institution. He has held government positions as the Secretary of Labor (1969-1970), Director of the Office of Management and Budget (1970-1972), Secretary of the Treasury (1972-1974) and Secretary of State (1982-1989). In 1989, he was awarded the Medal of Freedom, the nation's highest civilian honor. Dr. Shultz is a director of AirTouch Communications, Inc.; Bechtel Group, Inc., a provider of engineering, construction and related management services; Gulfstream Aerospace Corporation, a maker of intercontinental business jet aircraft; and Gilead Sciences, Inc., a developer of treatments for viral diseases. He is also Chairman of J.P. Morgan's International Advisory Council. He was President of Bechtel Group, Inc. from 1974 to 1982. Dr. Shultz's term expires in the year 2000.


ROGER O. WALTHER
DIRECTOR SINCE 1989


Mr. Walther, age 63, has served as the Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since August 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., the largest provider of English as a second language courses in the United States, from April 1992 through August 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to February 1993. Since 1985, Mr. Walther has served as Chairman and has been a director of First Republic Bank. Mr. Walther is a nominee for election this year.



[side bar]

BIOGRAPHIES

- GEORGE P. SHULTZ

- ROGER O. WALTHER

THE BOARD OF DIRECTORS



NUMBER OF DIRECTORS AND TERMS


The Company currently has twelve directors. Four directors are nominees for election this year. The remaining eight directors will continue to serve the terms described in their biographies.

Our directors serve staggered terms. This is accomplished as follows:

   -  each director serves a three-year term,

   -  the directors are divided into three classes,

   -  the classes are as nearly equal in number as possible, and

   -  the term of each class begins on a staggered schedule.



CONDOLEEZZA RICE


Based on discussions between Board members and Dr. Condoleezza Rice, an understanding exists between the Board and Dr. Rice that she will join the Board in July 1999. Biographical information on Dr. Rice appears below.


Dr. Rice, age 44, has been Provost of Sanford University since 1993, and a professor of political science at Stanford since 1981. In 1984, she was the recipient of the Walter J. Gores Award for Excellence in Teaching, and in 1993, she was awarded the School of Humanities and Sciences Dean's Award for Distinguished Teaching. Dr. Rice is a member of the board of directors of the Chevron Corporation, Transamerica Corporation, the William and Flora Hewlett Foundation, the University of Notre Dame, J.P. Morgan's International Advisory Council and the San Francisco Symphony Board of Governors.


[side bar]
NUMBER OF DIRECTORS
AND TERMS

BIOGRAPHY

- CONDOLEEZZA RICE

BOARD AND COMMITTEE MEETINGS



The Board held eight regular meetings in 1998. Each director, except Donald G. Fisher and Roger O. Walther, attended at least 75% of all Board and applicable committee meetings during 1998. This table describes the Board's committees. The Board does not have a nominating committee or a committee serving a similar function.


NAME OF COMMITTEE             FUNCTIONS                                     NUMBER OF
AND MEMBERS                   OF THE COMMITTEE                              MEETINGS IN 1998
-----------------------------------------------------------------------------------------------
AUDIT                         -  confers with independent                           4
                                 accountants and internal
Nancy H. Bechtle                 auditors regarding scope of
C. Preston Butcher               examinations
Donald G. Fisher              -  reviews reports of independent
Anthony M. Frank                 accountants and internal
Frank C. Herringer               auditors
Stephen T. McLin *            -  reviews recommendations about
Mark A. Pulido **                internal controls
Arun Sarin **                 -  recommends selection of
                                 independent accountants to the
                                 Board
-----------------------------------------------------------------------------------------------

COMPENSATION                  -  determines the compensation of                     8
                                 the Co-Chief Executive Officers
Nancy H. Bechtle              -  reviews and approves:
C. Preston Butcher               -  compensation philosophy
Stephen T. McLin                 -  programs for annual and
George P. Shultz                    long-term executive
Roger O. Walther *                  compensation
                              -  has authority to grant options
                                 and other equity awards under
                                 stock incentive plans and
                                 bonus awards under cash-based
                                 incentive plans

-----------------------------------------------------------------------------------------------

CUSTOMER                      -  monitors service quality                           2
QUALITY                       -  assesses customer satisfaction
ASSURANCE                        and reviews results of Charles
                                 Schwab & Co., Inc. customer
Nancy H. Bechtle                 surveys
Donald G. Fisher              -  proposes initiatives to
Anthony M. Frank*                research service quality
Frank C. Herringer
Charles R. Schwab
George P. Shultz
Roger O. Walther




*  Chairperson

** Elected to the committee in January 1999




[side bar]
THIS TABLE DESCRIBES
THE BOARD'S COMMITTEES.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



During 1998:

- none of the members of the Board Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;


- none of the members of the Board Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;



- none of the Company's executive officers served on the compensation committee (or another board committee with similar functions or, if there was no committee like that, the entire board of directors) of another entity where one of that entity's officers served on the Company's Board Compensation Committee;



- none of the Company's executive officers was a director of another entity where one of that entity's officers served on the Company's Board Compensation Committee; and

- none of the Company's executive officers served on the compensation committee (or another board committee with similar functions or, if there was no committee like that, the entire board of directors) of another entity where one of that entity's executive officers served as a director on the Company's Board.



[side bar]
DURING 1998, OUR
BOARD COMPENSATION
COMMITTEE CONSISTED
OF ALL NON-EMPLOYEE
MEMBERS, AND WE
DID NOT HAVE ANY
COMPENSATION
COMMITTEE INTERLOCKS.

DIRECTOR COMPENSATION


We do not pay directors who are also officers of the Company additional compensation for their service as directors. In 1998, compensation for non-employee directors included the following:

   -  an annual retainer of $25,000,

   -  $1,500 for each Board meeting attended,

   - $300 for each Board committee meeting attended on the same day as a Board meeting, and $1,000 for each other Board committee meeting attended,

   -  an annual retainer of $3,000 to committee chairpersons, and

   -  expenses of attending Board and committee meetings.

Non-employee directors may participate in the Directors' Deferred Compensation Plan. This plan permits non-employee directors to defer receipt of all or a portion of their directors' fees and receive either:

   -  a grant of stock options which have:

      - a grant value equal to the amount of the deferred fees (as determined under an appropriate options valuation method), and

      - an option exercise price equal to the fair market value of Company common stock on the date the deferred fee amount would have been paid,

                                     - or -

   - upon ceasing to serve as a director, the amount that would have resulted from investing the deferred fee amount in Company common stock.

In 1998, under the 1992 Stock Incentive Plan, non-employee directors were entitled to an annual, automatic grant of either:

   - options on 1,500 shares of Company common stock if the fair market value of the stock on the grant date was $35 or more, or

   - options on 2,500 shares of Company common stock if the fair market value of the stock on the grant date was less than $35.

"Fair market value" is defined in the 1992 Stock Incentive Plan as the closing price of Company common stock on the date the option is granted.


[side bar]

THE COMPANY
COMPENSATES ITS
DIRECTORS WITH CASH
AND STOCK OPTION
GRANTS.

DIRECTOR COMPENSATION




The annual, automatic option grant to non-employee directors of 1,500 shares of common stock was made on May 15, 1998 at an exercise price of $36.44 per share. As a result of the December 11, 1998 three-for-two stock split, this stock option grant was adjusted to 2,250 shares with an exercise price of $24.29.


If the amendment to the 1992 Stock Incentive Plan being voted on at the annual meeting is approved, non-employee directors will become entitled to an annual, automatic grant of either:

   - options on 2,500 shares of Company common stock if the option exercise price is $35 or more, or

   - options on 3,500 shares of Company common stock if the option exercise price is less than $35.


(See "Proposals To Be Voted On" discussed earlier in this proxy statement.")



[side bar]

SINCE THE INITIAL CASH
DIVIDEND IN 1989, THE
COMPANY HAS PAID 39
CONSECUTIVE QUARTERLY
CASH DIVIDENDS AND
HAS INCREASED THE
CASH DIVIDEND 11 TIMES.
SINCE 1989, CASH DIVI-
DENDS HAVE GROWN AT
A 38% COMPOUNDED
ANNUAL RATE.

PRINCIPAL STOCKHOLDERS



This table shows how much Company common stock is owned by the directors, certain executive officers and owners of more than 5% of the Company's outstanding common stock, as of March 18, 1999.



                   AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED




                                                    NUMBER OF          RIGHT TO     RESTRICTED     PERCENT OF
                                                     SHARES           ACQUIRE (2)    STOCK (3)     OUTSTANDING
                                                    OWNED (1)                                        SHARES
NAME
-------------------------------------------------------------------------------------------------------------------
Charles R. Schwab(4)                                74,653,296             1,106,250       --             18.6

SchwabPlan Retirement Savings and
Investment Plan (5)                                 29,921,306                --           --              7.4

Transamerica Corporation and Transamerica
Investment Services, Inc.(6)                        21,455,829                --           --              5.3

David S. Pottruck(7)                                 2,229,251             3,368,040       --              1.4

Nancy H. Bechtle                                         9,760               144,500       --              *

C. Preston Butcher(8)                                  349,784                42,750       --              *

Donald G. Fisher(9)                                  1,086,187                42,750       --              *

Anthony M. Frank                                       202,500                40,625       --              *

Frank C. Herringer(10)                                  33,412                28,125       --              *

Stephen T. McLin(11)                                    50,612                42,750       --              *

Mark A. Pulido(12)                                       1,950                10,000       --              *

Arun Sarin(13)                                           1,000                10,000       --              *

George P. Shultz                                        22,500                24,750       --              *

Roger O. Walther(14)                                    44,997                17,625       --              *

John Coghlan                                           207,045             1,183,104      69,375           *

Linnet F. Deily                                         15,014                69,752      79,500           *

Luis E. Valencia                                       102,095               158,417      71,250           *

Steven L. Scheid                                           573               133,125      60,000           *

Directors and Executive Officers as a Group
(22 Persons) (15)                                   79,538,865             7,286,687     781,125          21.2


*Less than 1%


(1)   Includes shares for which the named person:


      -     has sole voting and investment power,

      -     has shared voting and investment power with his or her spouse, or

      - holds in an account under The SchwabPlan Retirement Savings and Investment Plan,

      unless otherwise indicated in the footnotes.


[side bar]

NET INCOME FOR
1998 WAS $348 MILLION,
A 29% INCREASE
OVER 1997.

PRINCIPAL STOCKHOLDERS


      Excludes shares that:

      -     may be acquired through stock option exercises, or

      -     are restricted stock holdings.

(2) Shares that can be acquired through stock option exercises through May 17, 1999.

(3) Shares subject to a vesting schedule, forfeiture risk and other restrictions.


(4)   Includes 2,755,806 shares held by Mr. Schwab's spouse and children.


      Includes the following shares for which Mr. Schwab disclaims beneficial ownership:


            - 5,251,895 shares held by non-profit public benefit corporations.


            - 32,915 shares held in trusts for which Mr. Schwab acts as trustee.


      Includes the following shares for which Mr. Schwab may be deemed to have shared voting and investment power, but disclaims beneficial ownership:



            - 453,329 shares held by investment companies and managed by a wholly-owned subsidiary of the Company.


      Mr. Schwab's address is c/o The Charles Schwab Corporation, 120 Kearny Street, San Francisco, California 94104.


(5) As of March 18, 1999, The SchwabPlan Retirement Savings and Investment Plan held a total of 29,921,306 shares of which:


            - 29,564,853 shares were held by participants under the plan, and


            - 356,453 unallocated shares were held under the Employee Stock Ownership Plan ("ESOP") component of the plan.


      Participants direct the voting and disposition of shares held for their benefit or allocated to their plan accounts. The purchasing agent votes and disposes of plan participants' unvoted shares and unallocated shares held under the ESOP component of the plan. The plan's purchasing agent may only vote or dispose of these unvoted and unallocated shares in the same proportion as shares directed by plan participants.


      The address of The SchwabPlan Retirement Savings and Investment Plan is c/o The Charles Schwab Corporation, 101 Montgomery Street, San Francisco, California 94104.



(6) Based on information contained in a report on Schedule 13-G filed with the SEC on February 16, 1999. The address of Transamerica Corporation is 600 Montgomery Street, San Francisco, California 94111 and the address of Transamerica Investment Services, Inc. is 1150 South Olive Street, Los Angeles, California 90015.



(7) Includes 30,288 shares held by Mr. Pottruck's spouse and children. Includes the following shares for which Mr. Pottruck disclaims beneficial ownership:


            - 203,634 shares held in trusts for which Mr. Pottruck acts as trustee.


            - 115,312 shares held by a non-profit public benefit corporation.


(8)   Includes 94,972 shares held by Mr. Butcher's spouse.



[side bar]

SINCE 1998, THE SHARE
PRICE OF THE COMPANY'S
COMMON STOCK
HAS GROWN AT A
COMPOUNDED ANNUAL
RATE OF 62%.  THIS
INCREASE CREATED
$22 BILLION IN
STOCKHOLDER WEALTH

PRINCIPAL STOCKHOLDERS



(9) Includes 919,125 shares held in certain charitable remainder trusts by Mr. Fisher and his spouse.



(10)  Includes 16,875 shares held by Mr. Herringer's spouse.



(11) Includes 4,567 shares held by a non-profit public benefit corporation established by Mr. McLin.



(12)  Mr. Pulido became a director in December 1998.



(13)  Mr. Sarin became a director in December 1998.



(14)  Includes 8,870 shares held by Mr. Walther's spouse.



(15) In addition to the officers and directors named in this table, six other executive officers are members of the group.



[side bar]
A FUNDAMENTAL TENET
OF THE COMPANY'S
COMPENSATION POLICY
IS THAT SIGNIFICANT
EQUITY PARTICIPATION
CREATES A VITAL
LONG-TERM PARTNERSHIP
BETWEEN MANAGEMENT
AND OTHER
STOCKHOLDERS.

PERFORMANCE GRAPH



The following graph shows a five-year comparison of cumulative total returns for Company common stock, the Dow Jones Securities Brokerage Group Index and the Standard & Poor's 500 Index, each of which assumes an initial value of $100 and reinvestment of dividends.




                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *



-- THE CHARLES SCHWAB CORPORATION
-- DOW JONES SECURITIES BROKERAGE GROUP INDEX
-- STANDARD & POOR'S 500 INDEX


                              [Graph Appears Here]



                                                          12/93      12/94        12/95        12/96        12/97        12/98
THE CHARLES SCHWAB CORPORATION                          $  100       $  109       $  190       $  304       $  600       $1,211
DOW JONES SECURITIES BROKERAGE GROUP INDEX              $  100       $   88       $  121       $  182       $  332       $  377
STANDARD & POOR'S 500 INDEX                             $  100       $  101       $  139       $  171       $  229       $  294



* Information presented is as of the end of each fiscal year ended December 31.



[side bar]
ON A DIVIDEND REIN-
VESTED BASIS, THE
VALUE OF OUR COMMON
STOCK INCREASED
102% IN 1998,
COMPARED WITH AN
INCREASE OF 14%
FOR THE DOW JONES
SECURITIES BROKERAGE
GROUP INDEX AND AN
INCREASE OF 29%
FOR THE STANDARD &
POOR'S 500 INDEX.

SUMMARY COMPENSATION TABLE



This table shows, for the last three fiscal years, compensation information for the Company's Co-Chief Executive Officers and the next four most highly compensated executive officers. We refer to each of these officers as a "named executive officer."


SUMMARY COMPENSATION TABLE



                                                ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                                                            AWARDS
-------------------------------------------------------------------------------------------------------------------------------
    NAME AND PRINCIPAL POSITION    YEAR   SALARY      BONUS ($)(1)    OTHER        RESTRICTED     SECURITIES       ALL OTHER
                                            ($)                       ANNUAL         STOCK        UNDERLYING      COMPENSATION
                                                                      COMPEN-      AWARDS ($)     OPTIONS (#)        ($) (6)
                                                                      SATION        (4)(5)           (5)
                                                                      ($) (2)
                                                                        (3)
-------------------------------------------------------------------------------------------------------------------------------
CHARLES R. SCHWAB                  1998    $800,004     $6,145,225             -             0     1,050,000           $19,472
CHAIRMAN AND CO-CHIEF EXECUTIVE    1997    $800,004     $6,362,225             -             0             0           $16,601
OFFICER
                                   1996    $800,004     $9,387,225             -             0             0           $18,280

DAVID S. POTTRUCK                  1998    $800,004     $6,145,225             -             0     2,850,000           $19,472
PRESIDENT AND CO-CHIEF EXECUTIVE   1997    $695,004     $4,319,225             -             0             0           $16,601
OFFICER
                                   1996    $695,004     $6,436,225             -             0             0           $18,280

JOHN COGHLAN                       1998    $387,000     $  790,225      $609,308    $1,406,559        97,501           $19,472
EXECUTIVE VICE PRESIDENT           1997    $381,667     $  714,120      $119,834             0        33,751           $16,601
                                   1996    $362,500     $  534,541             -             0             0           $18,280

LINNET F. DEILY (7)                1998    $369,167     $  800,225      $ 59,957    $1,373,747        97,501           $19,472
EXECUTIVE VICE PRESIDENT           1997    $313,334     $  479,637      $243,155    $  117,374        53,250           $14,389
                                   1996    $ 62,500     $   80,265             -    $  244,998       112,500                 0

LUIS E. VALENCIA                   1998    $391,667     $  765,225      $406,464    $1,569,996        97,501           $19,472
EXECUTIVE VICE PRESIDENT           1997    $368,334     $  752,000      $ 79,889             0        78,751           $16,601
                                   1996    $329,167     $  938,084             -             0             0           $18,280

STEVEN L. SCHEID(8)                1998    $379,167     $  775,225      $    620    $1,569,996       112,501           $19,472
EXECUTIVE VICE PRESIDENT AND       1997    $345,833     $  749,945       132,597             0        67,500           $16,601
CHIEF FINANCIAL OFFICER            1996    $189,583     $  504,499             -             0       157,500           $ 6,644


(1) For Mr. Schwab, includes amounts paid under his employment agreement dated March 31, 1995. (See "Employment Agreement and Name Assignment" in Appendix A.)

SUMMARY COMPENSATION TABLE



(2) "Other Annual Compensation" includes payments, not properly categorized as salary or bonus, to the named executive officers. The following chart explains payments, which started in 1997, arising out of certain restricted stock grants.



                                  CASH PAYMENT BASED ON     PAR VALUE PAYMENT ON
                                   SCHWAB PERFORMANCE*        RESTRICTED STOCK**               TOTAL
                                    1998         1997          1998         1997         1998         1997
MR. SCHWAB                             0            0             0            0            0            0
MR. POTTRUCK                           0            0             0            0            0            0
MR. COGHLAN                     $608,766     $119,602          $542         $232     $609,308     $119,834
MS. DEILY                              0            0          $542         $201     $    542     $    201
MR. VALENCIA                    $405,844     $ 79,734          $620         $155     $406,464     $ 79,889
MR. SCHEID                             0            0          $620            0     $    620            0


* Some executive officers received cash payments based on the return on Company stock (including price appreciation and dividend reinvestment) outperforming, by a specified margin, the return on the Standard & Poor's 500 Index. These payments are intended to encourage executives to continue holding Company stock after vesting by helping them satisfy the income tax liability resulting from the vesting of the shares.



** Consists of payment by the Company of the par value of restricted stock awarded to named executive officers.



(3) "Other Annual Compensation" includes relocation expenses and related tax gross-up payments (explained below), in addition to other perquisites, as shown in the following chart.

            RELOCATION         TAX GROSS-UP       OTHER
             EXPENSES            PAYMENTS       PERQUISITES           TOTAL
            1998   1997         1998   1997    1998     1997      1998   1997
            -----------        ------------    -------------    ---------------
MS. DEILY   $21,277 $163,252   $2,059 $42,032  $36,079 $37,670  $59,415 $242,954
MR. SCHEID      --  $ 93,943      --  $ 8,962      --  $29,692      --  $132,597

      SEC regulations exclude from proxy statement reporting requirements a named executive officer's perquisites if their value in any year does not exceed the lesser of (a) $50,000 or (b) 10% of the total of the named executive officer's annual salary and bonus for that year. Based on these regulations, we have reported perquisites only for Ms. Deily for 1997 and 1998 and Mr. Scheid for 1997.

      Ms. Deily's expenses were for relocation from Houston, Texas to San Francisco, California, and Mr. Scheid's expenses were for relocation from Scottsdale, Arizona to San Francisco. Because some of the relocation expense payments were considered taxable income, Ms. Deily and Mr. Scheid received tax gross-up payments to cover the taxes on that income.



[side bar]

DURING 1998, THE
COMPANY ACHIEVED ITS
NINTH CONSECUTIVE
YEAR OF RECORD
REVENUES AND EIGHTH
CONSECUTIVE YEAR OF
RECORD EARNINGS.

SUMMARY COMPENSATION TABLE



(4) RESTRICTED STOCK - - DATE OF GRANT VALUE. This column shows the market value of restricted stock awards on date of grant.


      RESTRICTED STOCK - - YEAR-END VALUE. The following chart shows the number and year-end value of all shares of unvested restricted stock held by named executive officers on December 31, 1998. The year-end value is based on the closing sale price of Company common stock on that date ($56.1875):



                                          NUMBER OF    YEAR-END VALUE
                                           SHARES
             MR. SCHWAB                         0                  0
             MR. POTTRUCK                       0                  0
             MR. COGHLAN                   69,375         $3,898,008
             MS. DEILY                     79,500         $4,466,906
             MR. VALENCIA                  71,250         $4,003,359
             MR. SCHEID                    60,000         $3,371,250


      RESTRICTED STOCK - - RIGHTS. Restricted stockholders have voting and dividend rights.

      RESTRICTED STOCK - - ORIGINAL VESTING SCHEDULE. The restricted shares, when originally issued, vested over a five-year period, with:

            -     10% of the shares vesting two years after the grant date,

            - an additional 10% of the shares vesting three years after the grant date,

            - an additional 15% of the shares vesting four years after the grant date, and

            - the remaining 65% of the shares vesting five years after the grant date.

      Some of the restricted shares vest more slowly or not at all, depending on certain stock performance criteria. Thus, it is possible that a substantial number of the restricted shares will not vest.

      RESTRICTED STOCK - - AMENDED VESTING SCHEDULE. Effective January 1, 1997, the Board Compensation Committee shortened the vesting period to four years for all restricted stock granted after December 31, 1993. The following vesting schedule applies to restricted stock granted between January, 1, 1994 and December 31, 1996:

            -     10% of the shares vest two years after the grant date,

            - an additional 40% of the shares vest three years after the grant date, and

            - the remaining 50% of the shares vest four years after the grant date.

      For restricted stock granted after December 31, 1996, the following vesting schedule applies:

            -     50% of the shares vest three years after the grant date, and

            - the remaining 50% of the shares vest four years after the grant date.

      Any restricted shares granted with pre-existing stock performance conditions remained subject to those conditions.


(5) Adjusted for the December 11, 1998 three-for-two stock split of Company common stock.



(6) Represents Company contributions under The SchwabPlan Retirement Savings and Investment Plan.



(7)   Ms. Deily joined the Company in October 1996.



(8)   Mr. Scheid joined the Company in June 1996.



[side bar]

AT YEAR-END 1998,
CUSTOMER ASSETS
INVESTED IN
SCHWABFUNDS*,
MUTUAL FUND
ONESOURCE* AND
OTHER MUTUAL FUND
MARKETPLACE* FUNDS
TOTALED $210.6
BILLION, UP 31% OVER
YEAR-END 1997.

OPTION GRANTS


This table shows stock option grants to the named executive officers during the last fiscal year.


OPTIONS GRANTED IN 1998



                                                   INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE VALUE AT
                                                                                              ASSUMED ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION FOR OPTION
                                                                                              TERM (3)
NAME                             NUMBER OF     % OF TOTAL
                                SECURITIES       OPTIONS
                                UNDERLYING      GRANTED TO       EXERCISE OR
                                 OPTIONS        EMPLOYEES IN     BASE PRICE       EXPIRATION
                                GRANTED (#)      FISCAL YEAR      ($/SH) (2)         DATE              5%              10%
                                  (1)
--------------------------------------------------------------------------------------------------------------------------------
CHARLES  R. SCHWAB              1,050,000           10.43%         $23.1250        5/11/2008      $15,448,509        $38,981,751

DAVID S. POTTRUCK (4)           1,050,000           10.43%         $23.1250        5/11/2008      $15,448,509        $38,981,751
                                  300,000            2.98%         $33.3333        5/11/2008      $ 1,351,360        $ 8,075,143
                                  300,000            2.98%         $40.0000        5/11/2008                0        $ 6,075,143
                                  300,000            2.98%         $46.6667        5/11/2008                0        $ 4,075,143
                                  300,000            2.98%         $53.3333        5/11/2008                0        $ 2,075,143
                                  300,000            2.98%         $60.0000        5/11/2008                0            $75,143
                                  300,000            2.98%         $66.6667        5/11/2008                0                  0

JOHN COGHLAN                       97,501            0.97%         $26.7917        7/24/2008      $ 1,573,330        $ 4,052,565

LINNET F. DEILY                    97,501            0.97%         $26.1667        2/23/2008      $ 1,581,323        $ 4,029,197

LUIS E. VALENCIA                   97,501            0.97%         $26.1667        2/23/2008      $ 1,581,323        $ 4,029,197

STEVEN L. SCHEID                  112,501            1.12%         $26.1667        2/23/2008      $ 1,824,601        $ 4,649,067



(1) Option grants in 1998 were made under the 1992 Stock Incentive Plan. The grants have been adjusted for the December 11, 1998 three-for-two stock split of Company common stock. Except as noted in footnote 4, these options:


            - are generally granted as 50% non-qualified stock options and 50% incentive stock options (except as limited by tax law),

            - are granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant,

            - expire ten years from the date of grant, unless otherwise earlier terminated because of certain events related to termination of employment, and

            - vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the plan.

(2)   Options with exercise prices of:

            -     $26.1667 were granted on February 23, 1998.

            -     $26.7917 were granted on July 24, 1998; and

            - $23.1250 were granted on May 11, 1998, except as noted in footnote 4.

OPTION GRANTS


(3) Based on the SEC's rules, we use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent the Company's estimate or projection of the future common stock price. If the Company common stock does not appreciate above the exercise prices, the named executive officers will receive no benefit from the options.

(4) 1,800,000 of Mr. Pottruck's options were premium price options. This means they were options with a series of escalating exercise prices that exceeded the Company common stock closing price of $23.1250 on the May 11, 1998 grant date. One-sixth of Mr. Pottruck's premium price options vest each year beginning in the year 2000.



     [side bar]
     OUR BOARD
     COMPENSATION
     COMMITTEE BELIEVES THAT
     AN EMPHASIS ON
     LARGE, BUT INFREQUENT,
     AWARDS PROVIDES
     A MORE POWERFUL
     INCENTIVE TO
     EXECUTIVE OFFICERS.

OPTIONS EXERCISED



This table shows stock option exercises and the value of unexercised stock options held by the named executive officers during the last fiscal year.


            AGGREGATED OPTION EXERCISES IN 1998
            AND FISCAL YEAR-END OPTION VALUES(1)

                            SHARES ACQUIRED       VALUE              NO. OF SECURITIES                 VALUE OF UNEXERCISED
                            ON EXERCISE (#)      REALIZED       UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                  ($)(2)            AT FISCAL YEAR-END (#)               AT YEAR-END ($)(3)
          NAME                                                   EXERCISABLE     UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------------
CHARLES R. SCHWAB               1,500,000       $31,971,546         1,621,875      1,331,250        $ 81,177,316        $48,272,137
DAVID S. POTTRUCK                       0                 0         3,405,540      3,053,461        $179,747,114        $61,018,943
JOHN COGHLAN                       95,625       $ 2,580,066         1,174,668        171,585        $ 62,326,615        $ 6,115,324
LINNET F. DEILY                    28,123       $   425,557            41,440        193,688        $  1,755,164        $ 6,968,084
LUIS E. VALENCIA                  223,524       $ 4,551,777           430,831        196,898        $ 21,634,478        $ 7,071,101
STEVEN L. SCHEID                        0                 0            95,625        241,876        $  4,293,932        $ 9,031,037


(1) Adjusted for the December 11, 1998 three-for-two stock split of Company Common stock.

(2)   This number is calculated as follows:

      - if upon exercising the stock options, the named executive officer kept the shares he or she acquired, then by averaging the high and low market prices of Company stock on the date of exercise to get the "market price," or

      - if upon exercising the stock options, the named executive officer sold the shares he or she acquired, then by using the sale price as the "market price,"

      - then subtracting the option exercise price from the market price to get the "value realized per share," and

      - then multiplying the value realized per share by the number of options exercised.

      The amounts in this column may not represent amounts actually realized by the named executive officers.

(3)   This number is calculated by:

      - subtracting the option exercise price from the Company's December 31, 1998 average market price ($56.9063 per share, as reported in the New York Stock Exchange Composite Transactions Index) to get the "average value per option," and

OPTIONS EXERCISED


      - multiplying the average value per option by the number of exercisable and unexercisable options.

      The amounts in this column may not represent amounts that will actually be realized by the named executive officers.


     [side bar]
     ON A DIVIDEND REIN-
     VESTED BASIS, FROM
     DECEMBER 31, 1993
     THROUGH DECEMBER 31,
     1998, THE CUMULATIVE
     TOTAL RETURN OF THE
     COMPANY'S STOCK WAS
     1,111%, COMPARED TO
     277% FOR THE DOW JONES
     SECURITIES BROKERAGE
     GROUP INDEX AND 194%
     FOR THE STANDARD &
     POOR'S 500 INDEX.

COMPENSATION COMMITTEE REPORT



In this section, we describe our executive compensation policies and practices, including the compensation we pay our Co-Chief Executive Officers and the next four most highly compensated executive officers.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


During 1998, the Compensation Committee of the Company's Board of Directors consisted of Roger O. Walther, Nancy H. Bechtle, C. Preston Butcher, Stephen T. McLin and George P. Shultz. No member of our committee during 1998 was an employee of the Company or any of its subsidiaries. Each member qualifies as a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934 and as an "outside director" under Section 162(m) of the Internal Revenue Code.

Our committee has overall responsibility for the Company's executive compensation policies and practices. Our committee's functions include:

      - determining the compensation of the Co-Chief Executive Officers, Charles R. Schwab and David S. Pottruck,

      - on recommendation of the Co-Chief Executive Officers, reviewing and approving all executive officers' compensation, including salary and payments under the annual executive bonus plans, and

      -     granting awards under the Company's stock incentive plans.

Our committee is providing the following report on the Company's executive compensation policies, the relationship of the Company's performance to executive compensation, and the Co-Chief Executive Officers' compensation.


COMPENSATION POLICIES


The Company's executive compensation policies are designed to address a number of objectives, including rewarding financial performance and motivating executive officers to achieve significant returns for stockholders. The Company's policies rely on two principles:

      - First, a significant portion of executive officers' total compensation should be in the form of stock and stock-based incentives.

      - Second, a large portion of their cash compensation should be at risk and vary, depending on meeting stated financial objectives.

When establishing salaries, bonus levels and stock-based awards for executive officers, our committee considers the individual's role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions of comparable companies, based on periodic reviews of competitive data obtained from independent consultants. Our committee reviews companies whose size, rates of growth and financial returns are similar to the Company's, including some of the companies in the Dow Jones Securities Brokerage Group Index.


[side bar]
IN THIS SECTION,
WE DESCRIBE THE
COMPENSATION WE PAY
OUR CO-CHIEF EXECUTIVE
OFFICERS AND THE NEXT
FOUR MOST HIGHLY
COMPENSATED EXECUTIVE
OFFICERS.

COMPENSATION POLICIES

COMPENSATION COMMITTEE REPORT


Our committee selects companies outside the financial services industry for inclusion in the review based on the extent to which they satisfy a list of selection criteria, including size, growth rates, similar financial performance, leadership status in their industry, reputation for innovation, and the extent to which they compete with the Company for executives. Not all of these criteria will necessarily be satisfied in any particular case. Our committee includes in its review companies other than those included in the Dow Jones Securities Brokerage Group Index because the Company frequently recruits executives from outside the financial services industry, depending on the specific skills required for the position.

Our committee uses comparative data to set compensation targets that will provide executive officers with total compensation that:

      - exceeds the average amounts paid to similar executives of comparable companies in years in which the Company achieves superior performance, and

      - falls below the average of amounts paid to similar executives of comparable companies in years in which the Company fails to achieve superior performance.

However, our committee also makes discretionary and subjective determinations of appropriate compensation amounts to reflect, for example, the Company's philosophy of compensating executives for the success they achieve in managing specific enterprises.

In Mr. Pottruck's case, our committee places considerable weight on the recommendations of Mr. Schwab, and in the case of executive officers other than Mr. Schwab and Mr. Pottruck, our committee places considerable weight on the recommendations of Mr. Schwab and Mr. Pottruck.


THE IMPORTANCE OF OWNERSHIP



A fundamental tenet of the Company's compensation policy is that significant equity participation creates a vital long-term partnership between management and other stockholders. Through The SchwabPlan Retirement Savings and Investment Plan and various stock incentive plans, the benefits of equity ownership are extended to executive officers and employees of the Company and its subsidiaries. As of March 18, 1999, the directors and executive officers of the Company owned an aggregate of 80,319,990 shares (including restricted shares) and had the right to acquire an additional 7,286,687 shares upon the exercise (on or before May 17, 1999) of employee stock options.





[side bar]
THE IMPORTANCE OF
OWNERSHIP

COMPENSATION COMMITTEE REPORT



The SchwabPlan Retirement Savings and Investment Plan held 29,564,853 shares which were allocated to participants' accounts on March 18, 1999. The Company intends to continue its strategy of encouraging its employees to become stockholders.



The performance graph on page 25 of this proxy statement compares changes in the Company's cumulative total returns with those of the Dow Jones Securities Brokerage Group Index and the Standard & Poor's 500 Index. From December 31, 1993 through December 31, 1998, the cumulative total return of the Company's stock was 1,111%. By comparison, in the same period the Dow Jones Securities Brokerage Group Index grew 277% and the Standard & Poor's 500 Index grew 194%. Our committee believes employees' equity participation in the Company is a meaningful factor contributing to the Company's success.



ANNUAL BASE SALARY


The Company believes that base salary is frequently a significant factor in attracting, motivating and retaining skilled executive officers. Accordingly, our committee reviews base salaries of executive officers annually and generally sets the base salary of executive officers at or near the average of the levels paid by the other companies it reviews. (See "Compensation Policies" earlier in this report.)


VARIABLE COMPENSATION



Corporate Executive Bonus Plan


The Corporate Executive Bonus Plan covers all executive officers except Mr. Schwab, and pays bonuses each year based on corporate performance. (Mr. Schwab is covered under an employment agreement with the Company. See "Co-Chief Executive Officers' Compensation" later in this report.) Depending on the Company's pre-tax profit margin and net revenue growth, the bonus plan is paid out at a percentage of each participant's bonus target. Targets are expressed as a percentage of base salary, which our committee determines based on the factors discussed earlier in this report. (See "Compensation Policies.")


Our committee sets target bonuses in the first quarter of each year based on the recommendations of Mr. Schwab and Mr. Pottruck (except that Mr. Pottruck's target bonus is based on the recommendation of Mr. Schwab only). In the case of Mr. Pottruck, who receives all of his annual incentive compensation under this bonus plan, our committee determined that it would be appropriate to set a target bonus for 1998 that would result in an annual bonus payment to Mr. Pottruck equal


[side bar]
ANNUAL BASE SALARY

VARIABLE COMPENSATION

COMPENSATION COMMITTEE REPORT



to the annual bonus payable to Mr. Schwab under his employment agreement, depending on our corporate performance. (See "Co-Chief Executive Officers' Compensation" later in this report.) In the case of the remaining executive officers, the target bonuses under this bonus plan can be up to 50% of base salary. These remaining executive officers also participate in the Annual Executive Individual Performance Plan (discussed later in this report).


The target bonus is adjusted upward or downward, according to a payout matrix our committee adopted when we set the target bonus. This results in a payout of a multiple (or fraction) of the target bonus depending on our corporate performance. The factors determining bonuses in the matrix are pre-tax profit margin and net revenue growth. In general, a given percentage change in pre-tax profit margin will have a greater impact on the determination of bonus payments than the same percentage change in the net revenue growth rate. In 1998, the Company achieved a pre-tax profit margin of 21% and net revenue growth of 19%. Based on this performance, executive officers received bonuses exceeding their target bonus amounts in 1998.


Annual Executive Individual Performance Plan


The Annual Executive Individual Performance Plan pays bonuses to executive officers other than Mr. Schwab and Mr. Pottruck based on a subjective determination of each officer's individual contribution to the attainment of corporate performance objectives. Our committee makes this determination based on the recommendations of Mr. Schwab and Mr. Pottruck. In general, their recommendations are based in significant part on the officer's success in achieving specific goals identified in the officer's business plan.

The amount available for payments under the individual performance plan is generally calculated by multiplying the amounts payable to the participants (other than Mr. Pottruck) under the Corporate Executive Bonus Plan by a fixed amount. Individual bonuses under the individual performance plan may vary, depending on individual achievements. However, the aggregate amount of bonuses payable to executive officers, as a group, under the individual performance plan is based strictly on our corporate performance.



[side bar]
VARIABLE COMPENSATION

COMPENSATION COMMITTEE REPORT



1992 Stock Incentive Plan


In 1992, the Board approved the 1992 Stock Incentive Plan, which was approved by the Company's stockholders at the 1992 annual meeting and became effective on May 8, 1992. Under the plan our committee grants stock options and restricted stock to executive officers, based on the factors discussed earlier in this report. (See "Compensation Policies.")

Our committee has adopted a policy of granting infrequent and large stock option and restricted stock awards to executive officers, supplemented with smaller annual grants. Our committee believes that an emphasis on large, but infrequent, awards provides a more powerful incentive to executive officers to achieve sustained growth over the long term. Our committee intends that stock-based incentives will be the sole long-term incentives payable to executive officers.

During 1998, our committee granted stock options to each of the Company's executive officers. In addition, our committee granted restricted shares to each executive officer (except Mr. Schwab and Mr. Pottruck). To determine the size of the grants, our committee reviewed data obtained from an independent consultant concerning levels of long-term compensation for executive officers of selected financial services companies and companies of comparable size, rates of growth, and/or financial returns.


CO-CHIEF EXECUTIVE OFFICERS' COMPENSATION



Charles R. Schwab


Mr. Schwab, Chairman and Co-Chief Executive Officer, is compensated based on an employment agreement that was entered into between the Company and Mr. Schwab and approved by the stockholders, effective March 31, 1995. (See "Employment Agreement and Name Assignment" in Appendix A.) Under the terms of his employment agreement, Mr. Schwab receives a base salary of $800,000. Mr. Schwab's annual bonus, if any, is a multiple of his base salary. The multiple is based on our corporate pre-tax profit margin and net revenue growth for the year, and is determined under a matrix adopted by our committee. Our committee has the authority to adjust the matrix from time to time (provided that for any year we may not change the matrix more than 90 days after the beginning of the year).

Our committee believes that Mr. Schwab's leadership is a vital factor in our corporate success. Specifically, our committee believes that:

- Mr. Schwab provides the leadership, vision and inspiration for innovation that has generated corporate growth and superior performance,

- The overall strategic direction developed by Mr. Schwab is critical to enhancing the future long-term value of the Company for its stockholders, and


[side bar]
CO-CHIEF EXECUTIVE
OFFICERS' COMPENSATION

COMPENSATION COMMITTEE REPORT


- Mr. Schwab's leadership has enabled the Company to substantially outperform both the Dow Jones Securities Brokerage Group Index and the Standard & Poor's 500 Index over the past five-year period.

Because the Company attained a pre-tax profit margin of 21% and net revenue growth of 19% in 1998, which resulted in pre-tax profit of $577 million, the amount of Mr. Schwab's annual bonus for 1998, calculated according to the matrix, was $6,145,000.

During 1998, our committee approved a grant to Mr. Schwab of 700,000 stock options (which resulted in 1,050,000 stock options after being adjusted for the three-for-two stock split which occurred in December 1998), with a term of ten years, exercisable at a price equal to the closing price of the stock of the Company on the date the options were granted. In determining the size of the grant, our committee applied the same considerations that we apply generally in determining the size of grants to executive officers. (See "1992 Stock Incentive Plan" discussed earlier in this report.)

In making the grant to Mr. Schwab, our committee also took account of Mr. Schwab's leadership over the past six years and the Company's superior performance compared to the Dow Jones Securities Brokerage Group Index and the Standard & Poors 500 Index. The grant also reflects our committee's desire to provide Mr. Schwab with incentives which are comparable to similarly situated executives.


David S. Pottruck


Mr. Pottruck, President and Co-Chief Executive Officer, is compensated in the form of a base salary and an annual bonus payable under the Corporate Executive Bonus Plan that is dependent on our corporate pre-tax profit margin and net revenue growth. (See "Corporate Executive Bonus Plan" earlier in this report.) For 1998, our committee determined that, based on the relative responsibilities of Mr. Schwab and Mr. Pottruck, it was appropriate for Mr. Pottruck to receive a base salary equal to the base salary payable to Mr. Schwab under his employment agreement. For the same reason we determined it to be appropriate to set a target bonus for Mr. Pottruck under the Corporate Executive Bonus Plan that would cause Mr. Pottruck to receive an annual bonus equal to the annual bonus payable to Mr. Schwab under his employment agreement, depending on our corporate performance. Specifically, our committee believes that:

- Mr. Pottruck provides strategic and day-to-day leadership that has contributed and continues to contribute significantly to the Company's growth and superior performance,



[side bar]
CO-CHIEF EXECUTIVE
OFFICERS' COMPENSATION

COMPENSATION COMMITTEE REPORT



- Mr. Pottruck guides the Company in the delivery of highly competitive products and services to its customers, and this ability to compete is imperative to building future long-term value for stockholders, and

- Over the past six years, the combination of Mr. Pottruck's and Mr. Schwab's leadership has enabled the Company to substantially outperform both the Dow Jones Securities Brokerage Group Index and the Standard & Poor's 500 Index.

During 1998, our committee approved a grant to Mr. Pottruck of 700,000 stock options (which resulted in 1,050,000 stock options after being adjusted for the three-for-two stock split which occurred in December 1998), with a term of ten years, exercisable at a price equal to the closing price of the stock of the Company on the date the options were granted. In determining the size of this grant, our committee applied the same considerations that we apply generally in determining the size of the grants to the executive officers. (See "1992 Stock Incentive Plan" discussed earlier in this report.)

During 1998, our committee also approved a special recognition grant to Mr. Pottruck of 1,200,000 additional stock options (which resulted in 1,800,000 additional stock options after being adjusted for the three-for-two stock split which occurred in December 1998). We granted these additional stock options with a term of ten years, but in contrast with other option grants approved by our committee, these options have a series of escalating exercise prices that were all set higher than the closing price of the stock of the Company on the date the options were granted. One-sixth of these options will vest each year, beginning in the year 2000. In approving this special recognition grant with significant hurdles before any value would be realized by Mr. Pottruck, we intended to provide Mr. Pottruck with the incentive to produce superior long-term performance, and to reward Mr. Pottruck only if those long-term performance goals were achieved.

In making both grants to Mr. Pottruck, our committee also took account of Mr. Pottruck's leadership over the past six years and the Company's superior performance compared to the Dow Jones Securities Brokerage Group Index and the Standard & Poor's 500 Index.


[side bar]
CO-CHIEF EXECUTIVE
OFFICERS' COMPENSATION

COMPENSATION COMMITTEE REPORT



TAX LAW LIMITS ON EXECUTIVE COMPENSATION


Section 162(m) of the Internal Revenue Code limits tax deductions for certain executive compensation over $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved the compensation arrangements. The Company believes that while it is generally in the best interests of its stockholders to structure compensation plans so that compensation is deductible under Section 162(m), there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility. Accordingly, the Company's Corporate Executive Bonus Plan and 1992 Stock Incentive Plan were approved by the stockholders in 1994 and 1995, and Mr. Schwab's employment agreement was approved by the stockholders in 1995. (See "Employment Agreement and Name Assignment" in Appendix A.)

Our committee will continue to monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, our committee is prepared, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be deductible under Section 162(m). Tax deductibility will not be the sole factor we consider in determining appropriate levels or types of compensation.

Compensation Committee of
the Board of Directors

Roger O. Walther, Chairman

Nancy H. Bechtle

C. Preston Butcher

Stephen T. McLin

George P. Shultz




[side bar]
TAX LAW LIMITS ON
EXECUTIVE COMPENSATION

OTHER INFORMATION




CERTAIN TRANSACTIONS


Directors and executive officers may maintain margin trading accounts with Charles Schwab & Co., Inc. Extensions of credit in such accounts:

-     are made in the ordinary course of business,

- are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and

- do not involve more than the normal risk of collectibility or present other unfavorable features.

Employees and directors of the Company who engage in brokerage transactions at Charles Schwab & Co., Inc. receive a 20% discount from its standard commission rates for brokerage transactions.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



The Company believes that during 1998, all filings with the SEC by its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of Company common stock under Section 16(a) of the Securities Exchange Act of 1934, except for Mark A. Pulido's and Gideon Sasson's initial beneficial ownership reports. The Company filed the initial report on Mr. Pulido's behalf following his election to the Board in December 1998. The Company filed the initial report on Mr. Sasson's behalf following his appointment as an executive officer in November 1997. Although the reports were filed on time, they inadvertently omitted shares of Company common stock held indirectly by Mr. Pulido and Mr. Sasson.



INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Our Board has selected Deloitte & Touche LLP as the Company's independent public accountants for the current fiscal year. They have served as accountants for Charles Schwab & Co., Inc. or the Company since 1976. We expect representatives of Deloitte & Touche LLP to attend the meeting in order to respond to questions from stockholders, and they will have the opportunity to make a statement.


[side bar]
CERTAIN TRANSACTIONS

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING
COMPLIANCE

INDEPENDENT CERTIFIED
PUBLIC ACCOUNTANTS

OTHER INFORMATION



STOCKHOLDER PROPOSALS



If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Company's Corporate Secretary at our principal executive office no later than December 2, 1999. The Company's bylaws contain specific procedural requirements regarding a stockholder's ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. If you would like a copy of the procedures contained in our bylaws, please contact:


Assistant Corporate Secretary
The Charles Schwab Corporation
101 Montgomery Street (88/5)
San Francisco, California 94104
(415) 636-1406


COSTS OF PROXY SOLICITATION


The Company is paying for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. The Company is not using an outside proxy solicitation firm this year, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.


INCORPORATION BY REFERENCE



The Company's filings with the SEC sometimes "incorporate information by reference." This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on the SEC's rules, the performance graph on page 25 of this proxy statement and the "Board Compensation Committee Report on Executive Compensation" on page 33 specifically are not incorporated by reference into any other filings with the SEC.


You are receiving this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of Company stock.



[side bar]

STOCKHOLDER PROPOSALS

COSTS OF PROXY
SOLICITATION

INCORPORATION BY
REFERENCE

TICKETS TO THE ANNUAL MEETING



TICKETS TO THE ANNUAL MEETING


Seating is limited and therefore, admission is by ticket only on a first-come, first-served basis.

Please complete and return to us the ticket request postcard included with your proxy materials. When we receive your postcard, we will mail you a ticket.

If you did not receive a ticket request postcard and would like to attend the annual meeting, please contact:

Assistant Corporate Secretary
The Charles Schwab Corporation
101 Montgomery Street (88/5)
San Francisco, CA 94104
(415) 636-1406


By Order of the Board of Directors,




/s/ Carrie E. Dwyer




CARRIE E. DWYER
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY


MARCH 31, 1999
SAN FRANCISCO, CALIFORNIA


[side bar]
ADMISSION IS BY TICKET
ONLY ON A FIRST-COME,
FIRST-SERVED BASIS.

APPENDIX A - - EMPLOYMENT AND SEVERANCE AGREEMENTS


This Appendix A includes descriptions of:

- agreements between the Company and Charles R. Schwab relating to his employment and the use of the name "Schwab" by The Charles Schwab Corporation, and

-     certain severance arrangements between the Company and other executives.



EMPLOYMENT AGREEMENT AND NAME ASSIGNMENT


The Company and Mr. Schwab entered into an employment agreement effective March 31, 1995. Stockholders approved the employment agreement. It has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it.

The employment agreement provides for an annual base salary of $800,000 and provides that Mr. Schwab will participate in all compensation and fringe benefit programs made available to other executive officers, including the stock incentive plans. Instead of participating in the executive bonus plans, Mr. Schwab's annual bonus, if any, is a multiple of his base salary. This multiple is based on our corporate pre-tax profit margin and net revenue growth for the year, and is determined under a matrix adopted by the Board Compensation Committee. The committee has the authority to adjust the matrix periodically (except the committee may not change the matrix more than 90 days after the beginning of any year). The matrix is also adjusted automatically each year, based on increases in the Consumer Price Index.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause, before the expiration of the employment agreement. "Cause" is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the Company.

"Involuntary termination" includes Mr. Schwab's resignation following a material change in his capacities or duties at the Company or Charles Schwab & Co., Inc. If an involuntary termination is not due to death, disability or "cause":


[side bar]
EMPLOYMENT AGREEMENT
AND NAME ASSIGNMENT

APPENDIX A -- EMPLOYMENT AND SEVERANCE AGREEMENTS


- Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his base salary and participation in all bonus, incentive and other compensation benefit plans for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

- all his outstanding, unvested awards under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

- his base salary, less any payments under the corporate long-term disability plan, and benefits (but not bonuses or other incentive compensation) for a period of 36 months from the termination date, and

- a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab's estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the Company, he will be entitled to receive a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, if Mr. Schwab voluntarily resigns his employment, or his employment is involuntarily terminated within 24 months of a change in control of the Company, he will have the right (but not the obligation) to enter into a consulting arrangement with the Company. Under that arrangement Mr. Schwab would provide certain consulting services to the Company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the Company for a period of five years following a voluntary resignation of employment. (However, that restriction would not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the Company.)



[side bar]
EMPLOYMENT AGREEMENT
AND NAME ASSIGNMENT

APPENDIX A -- EMPLOYMENT AND SEVERANCE AGREEMENTS



The Company and Charles Schwab & Co., Inc. also are parties to an Assignment and License agreement with Mr. Schwab that was approved in July 1987 by the Company's non-employee director. Under the agreement, Mr. Schwab has assigned to the Company all service mark, trademark, and trade name rights to Mr. Schwab's name (and variations on the name) and likeness. However, Mr. Schwab has retained the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business.



Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the Company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, as long as that use does not cause confusion about whether the Company is involved with goods or services actually marketed by Mr. Schwab or by third parties unrelated to the Company.

So long as Mr. Schwab does not cause actual confusion among customers, he will at all times be able to use his own name to identify himself, but not as a service mark, trademark or trade name in the financial services business. The Assignment and License agreement defines the "financial services business" as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related businesses in which that firm or the Company is permitted to engage under rules and regulations of applicable regulatory agencies. The Company's ability to assign or license the right to use Mr. Schwab's name and likeness is severely limited during Mr. Schwab's lifetime.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the Company or, after that employment terminates, while he is receiving compensation under an employment agreement with the Company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the Company (on a consolidated basis) and those of its unconsolidated


[side bar]
EMPLOYMENT AGREEMENT
AND NAME ASSIGNMENT

APPENDIX A -- EMPLOYEE AND SEVERANCE AGREEMENTS


assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area during specified months in 1987, and they will terminate if the Company and its subsidiaries cease using the name and likeness.


CERTAIN SEVERANCE ARRANGEMENTS


The Company has a Change in Control Severance Plan, which covers certain executive officers, including those named in the Summary Compensation Table (except Mr. Schwab). The plan provides that if:

      - the executive is terminated other than for cause within three years after a change in control of the Company, or

      - the executive terminates his or her employment for good reason, as defined in the plan, within that three-year period, or

      - the executive voluntarily resigns during the thirty-day period following the first anniversary of the change in control,

then the executive is entitled to receive:

      - a lump sum severance payment equal to three times the sum of the executive's base salary and highest annual bonus,

      - certain other payments and benefits, including continuation of employee welfare benefits, and

      - an additional payment to compensate him or her for any excise taxes imposed on payments under the severance arrangements.





[side bar]
CERTAIN SEVERANCE
ARRANGEMENTS

APPENDIX B - - DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN




GENERAL DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN


Purpose

The purpose of the 1992 Stock Incentive Plan is to promote the long-term success of the Company and increase stockholder value by:

- encouraging non-employee directors and key employees to focus on long-range objectives,

- attracting and retaining non-employee directors and key employees with exceptional qualifications, and

- linking the interests of non-employee directors and key employees directly to stockholder interests.


Eligibility to Receive Awards



Key employees of the Company and its subsidiaries, including directors who are also employees, are eligible for awards under the plan. Non-employee directors are eligible for an annual, automatic grant of non-qualified stock options.


As of December 31, 1998, approximately 3,132 persons had received awards under the plan.


Limits on Awards


The following are the limits on the number of shares that may be granted to any one participant in any one year:

      -     3,375,000 shares under options,

      -     1,350,000 restricted shares, and

      -     1,350,000 performance share awards.

These annual limits are adjusted automatically for any stock split, declaration of a stock dividend or other similar event.


Types of Awards


Awards under the 1992 Stock Incentive Plan may take the form of restricted shares, performance share awards and options to acquire the Company's common stock.

- Restricted shares are similar to common stock in that they have the same voting and dividend rights, but the recipient will forfeit the restricted shares if the applicable vesting conditions are not satisfied.

- Performance share awards are obligations of the Company to issue and deliver in the future shares of common stock if the applicable conditions are satisfied.

- Options are the rights to acquire common stock at an exercise price at least equal to the fair market value of the Company's stock on the date of grant. Options include non-qualified stock options and incentive stock options. Incentive stock options are intended to qualify for special tax treatment. Options vest according to a schedule.

An award under the plan may consist of one or more of these grant types, except that non-employee directors will only be eligible to receive non-qualified stock options.


[side bar]
GENERAL DESCRIPTION
OF THE 1992 STOCK
INCENTIVE PLAN

APPENDIX B--DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN



No payment is required on the grant of any award, except for payment of the $.01 per share par value of the stock awarded. Upon exercise of an option, the option holder must pay the option exercise price to the Company. On March 18, 1999, the closing price of the Company's common stock was $89.69 per share.



As of December 31, 1998, a total of 13,577,385 shares could be issued under the plan as restricted shares, or under performance share awards and options. This number adjusts automatically for any stock split, declaration of a stock dividend or other similar event.


Under the terms of the plan, if:

- the recipient forfeits any restricted shares, performance share awards or options,

- any performance share awards terminate for any other reason without the associated common stock being issued, or

-     options terminate for any other reason before exercise,

then the underlying shares again become available for awards.


Administration, Amendment and Termination


The 1992 Stock Incentive Plan is administered by the Board Compensation Committee. The committee, on advice of the Company's executive management,

-     selects the key employees who will receive awards,

- determines the amount, vesting requirements, performance criteria, if any, and other conditions of each award,

-     interprets the provisions of the plan, and

-     makes all other decisions regarding the operation of the plan.

The grant of non-qualified stock options to non-employee directors is made annually, and the committee has no discretion with respect to those awards.



Grants of Options to Non-Employee Directors


Under the 1992 Stock Incentive Plan, each non-employee director receives an annual, automatic grant of options to purchase 1,500 shares of common stock (2,500 shares if the option exercise price is less than $35). This grant is made on May 15 of each year, but if May 15 is not a business day, then the grant is made on the next business day.

If the stockholders approve the proposed amendment to the plan, each non-employee director will receive an annual, automatic grant of options to purchase an additional 1,000 shares of common stock, bringing the total to 2,500 shares (3,500 if the option exercise price is less than $35).



[side bar]
GENERAL DESCRIPTION
OF THE 1992 STOCK
INCENTIVE PLAN

APPENDIX B -- DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN


In addition, a non-employee director who elects to defer directors' fees under the Directors' Deferred Compensation Plan can elect to receive, instead of fees, a grant of options:

- with a fair market value (determined under an appropriate options valuation method) equal to the deferred fees, and

- with an option exercise price equal to the fair market value of Company common stock on the date the deferred fees would have been paid.



Restricted Shares and Performance Share Awards



Recipients of restricted shares cannot transfer them before they vest (except that the recipient can transfer them by gift to certain trusts and partnerships formed for the benefit of family members).


Recipients of performance share awards cannot transfer them, and the recipients have no voting or dividend rights until the associated shares of common stock are issued. At that time the recipients will have the same voting, dividend and other rights as the Company's other stockholders.


Generally, vesting of restricted shares and performance share awards is accelerated if the recipient dies, becomes disabled, or retires, and may be accelerated if a "change in control" occurs. (We explain that term later in this Appendix B under "Change in Control.")



When granting an award, the Board Compensation Committee determines the number of performance share awards or restricted shares to be included in the award as well as the vesting or issuance conditions. The vesting or issuance conditions may be based on:


-     the employee's individual performance,

-     the Company's performance, or

-     other appropriate criteria.


When the committee uses the Company's performance as a vesting or issuance condition, it establishes performance goals based on one or more of the following business criteria:


-     pretax income,

-     operating income,

-     cash flow,

-     stockholder return,

-     revenue,

-     revenue growth,

-     return on net assets,

-     net income,

-     earnings per share,

-     return on equity, or

-     return on investment.


[side bar]
GENERAL DESCRIPTION
OF THE 1992 STOCK
INCENTIVE PLAN

           APPENDIX B -- DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN




Terms of Stock Options


The exercise price of any stock option granted under the plan must be equal to or greater than the fair market value of the Company's common stock on the date of grant. The 1992 Stock Incentive Plan defines "fair market value" as the closing price of the Company's stock as reported by the New York Stock Exchange Composite Transactions Index for the date of grant.


The term of an incentive stock option cannot exceed 10 years. The Board Compensation Committee establishes vesting conditions when it grants an option. Generally vesting is accelerated if the recipient dies, becomes disabled, or retires, and may be accelerated if a "change in control" occurs. (We explain that term in the following section of this Appendix B.)


Recipients may transfer options (other than incentive stock options, which must be nontransferable to qualify as incentive stock options) to certain trusts and partnerships formed for the benefit of family members.


Change in Control


Under the 1992 Stock Incentive Plan the term "change in control" means:

- the Company undergoes any change in control which would have to be disclosed in the Company's next proxy statement under SEC rules,

- any person becomes the beneficial owner, directly or indirectly, of at least 20% of the combined voting power of the Company's outstanding securities, except from a repurchase by the Company of its own securities, or

- the composition of the Board of Directors changes, and as a result fewer than two-thirds of the incumbent directors:

      -     had been directors of the Company 24 months earlier, or

      - had been elected or nominated with the approval of at least a majority of the directors who had been directors of the Company 24 months earlier and who were still directors at the time of the incumbent directors' election or nomination.


FEDERAL TAX CONSEQUENCES


The following is a summary of the federal income tax consequences of awards under the 1992 Stock Incentive Plan.

Options

When the options are granted, there are no federal income tax consequences to the Company or the option holder.

On the exercise of a non-qualified stock option, the option holder generally will have ordinary income. The amount of the income will be equal to:

-     the fair market value of the shares on the exercise date, minus

-     the option exercise price.


[side bar]
FEDERAL TAX
CONSEQUENCES

           APPENDIX B -- DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN



The income will be subject to tax withholding. Generally, in the same year that the option holder has income from the option exercise the Company will be able to take a deduction in the amount of that income.


On any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss.

In contrast, the exercise of incentive stock options will not normally result in any taxable income to the option holder at that time; nor will the Company be entitled to any tax deduction. However, the exercise will result in an amount that is taken into account in computing the option holder's alternative minimum taxable income. This amount will be equal to:

-     the fair market value of the shares on the exercise date, minus

-     the option exercise price.

If the option holder exercises the options, holds the shares for the period required by law, and then sells the shares, the difference between the sale price and the exercise price generally will be taxed as capital gain or loss.

If the option holder does not hold the shares for the period required by law, he or she generally will have ordinary income at the time of the early disposition. The amount of the income will be equal to:

- the fair market value of the shares on the exercise date (or, if less, the sale price), minus

-     the option exercise price.

The Company generally will be entitled to a tax deduction in that same amount. Any additional gain upon the disposition generally will be taxed as capital gain.

Restricted Shares

Unless the recipient of restricted shares elects to be taxed when the shares are granted, there will be no federal income tax consequences to the recipient or to the Company while the shares have vesting restrictions. Upon vesting, the recipient will have ordinary income. The amount of the income will be equal to:

-     the fair market value of the shares on the vesting date, minus

-     the amount paid for the shares.


The income will be subject to tax withholding. The Company generally will be entitled to a tax deduction in the amount of the recipient's income. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss.



[side bar]
FEDERAL TAX
CONSEQUENCES

           APPENDIX B -- DESCRIPTION OF THE 1992 STOCK INCENTIVE PLAN



Performance Share Awards

The grant of performance share awards will have no federal income tax consequences to the Company or the recipient at the time of the grant. When a recipient becomes entitled to receive any common stock under the terms of the performance share award, the recipient generally will have ordinary income. The amount of the income will be equal to:

-     the fair market value of the shares on that date, minus

-     any amount paid for the shares.


The income will be subject to tax withholding. The Company generally will be entitled to a tax deduction in the amount the recipient's income. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder generally will be capital gain or loss.


To date, no performance share awards have been granted under the 1992 Stock Incentive Plan.


Options and Restricted Shares Granted Under the 1992 Stock Incentive Plan

As of December 31, 1998, current executive officers have received options and restricted shares representing a total of 17,080,367 shares of the Company common stock as follows:


     CHARLES R. SCHWAB                4,453,125
     DAVID S. POTTRUCK                6,459,001
     JOHN COGHLAN                     1,432,503
     LINNET F. DEILY                    345,001
     LUIS E. VALENCIA                   933,753
     STEVEN L. SCHEID                   397,501
     OTHER SIX EXECUTIVE
       OFFICERS AS A GROUP            3,059,483


Of shares granted under options or as restricted shares:

-     309,125 shares have been granted to non-employee directors, and


- 40,174,485 shares have been granted to employees other than executive officers.



[side bar]
FEDERAL TAX
CONSEQUENCES

                                                  THE CHARLES SCHWAB CORPORATION

                                                 ANNUAL MEETING OF STOCKHOLDERS



                                                            MONDAY, MAY 17, 1999
                                                                       2:00 P.M.
                                         YERBA BUENA CENTER FOR THE ARTS THEATER
                                                               700 HOWARD STREET
                                                       SAN FRANCISCO, CALIFORNIA



[LOGO]


The Charles Schwab Corporation                                             PROXY
101 Montgomery Street
San Francisco, CA  94104


THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 17, 1999.


The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment and Stock Purchase Plan and/or The SchwabPlan Retirement Savings and Investment Plan, will be voted as you specify below.


IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.



By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab and David S. Pottruck, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

                                                                       Company #
                                                                       Control #


THERE ARE THREE WAYS TO VOTE YOUR PROXY



YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.



VOTE BY PHONE -- TOLL FREE - 1-800-240-6326 - QUICK *** EASY *** IMMEDIATE



- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.


- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

-        Follow the simple instructions the voice provides you.


VOTE BY INTERNET - http://www.eproxy.com/sch/ - QUICK *** EASY *** IMMEDIATE


-        Use the Internet to vote your shares 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.


- You will have the option to receive all future materials via the Internet.



VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to The Charles Schwab Corporation, c/o Shareowner Services (SM), P.O. Box 64873, St. Paul, MN 55164-0873.



IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.




                             - Please detach here -



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.


1.       Election of directors:             01       Frank C. Herringer         02      Stephen T. McLin
                                            03       Charles R. Schwab          04      Roger O. Walther


/ /       Vote FOR all nominees
/ /       Vote WITHHELD from all nominees



(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE    / /
BOX PROVIDED TO THE RIGHT.)



2. Approval of amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock.



                  / / For       / / Against        / / Abstain



3. Approval of amendment to the 1992 Stock Incentive Plan.



                  / / For       / / Against        / / Abstain


WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.


Address Change?  Mark Box      / /            Date ______________________
Indicate changes below:

                                                            / /




                                            Signature(s) in Box
                                            Please sign exactly as your name(s)
                                            appear on the proxy card. If held in
                                            joint tenancy, all persons must
                                            sign. Trustees, administrators,
                                            etc., should include title and
                                            authority. Corporations should
                                            provide full name of corporation and
                                            title of authorized officer signing
                                            the proxy.